Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 18, 2007, relating to the financial statements and financial highlights which appears in the October 31, 2007 Annual Report to Shareholders of Focused International Equity Portfolio (one of the eighteen funds constituting SunAmerica Focused Portfolios), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Other Service Providers” and “Article IV, Representations and Warranties” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

September 30, 2008